Exhibit 99
                                                                      ----------

                               [Logo of ORBCOMM]

           ORBCOMM INCREASES THIRD QUARTER SERVICE REVENUES; OPERATING
               LOSS FOR THE QUARTER IMPROVES 55.5% YEAR-OVER-YEAR

- Total Third Quarter Revenues Increase 15.3%, Service Revenues Increase 39.2% -
   - Adjusted EBITDA for the Nine-Months Ended September 30 of $1.4 Million -

Fort Lee, NJ, November 10, 2008 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine
(M2M) communications, today announced financial results for the third quarter ended September 30, 2008.

The following financial highlights are in thousands of dollars, except per share data and average shares outstanding.

                                                               Three months ended September            Nine months ended
                                                                            30,                          September 30,
                                                                   2008            2007             2008              2007
Total Revenues                                                   $ 7,969          $ 6,912         $ 21,572          $ 19,500
     Service Revenues                                            $ 6,336          $ 4,551         $ 16,948          $ 12,718
     Product Sales                                               $ 1,633          $ 2,361         $  4,624          $  6,782
Operating Loss                                                   $  (880)         $(1,978)        $ (3,271)         $ (8,760)
Net Loss                                                         $(1,001)         $  (422)        $ (2,514)         $ (4,658)
Net Loss per Common Share                                        $ (0.02)         $ (0.01)        $  (0.06)         $  (0.12)
Average Shares Outstanding (basic and diluted)                42,070,000       41,444,000       41,945,000        39,066,000
EBITDA (1) (3)                                                   $  (436)         $(1,351)        $ (1,662)         $ (6,962)
Adjusted EBITDA (2) (3)                                          $   646          $  (476)        $  1,414          $ (3,076)


(1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, pre-control earnings of consolidated subsidiary, and minority interest
(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the quarter ended September 2008 were $8.0 million, an increase of 15.3% from the third quarter of 2007. Service Revenues for the third quarter increased 39.2% to $6.3 million from the comparable period of 2007 due primarily to an increase in higher revenue billable subscriber communicators, the inclusion of ORBCOMM Japan, and a slight contribution from the commencement of Automatic Identification System (AIS) revenue. Product Sales decreased in the third quarter by $0.7 million, or 30.8%, from the third quarter of 2007 due to a decline in purchases by a large VAR, offset partially by product sales made by ORBCOMM Japan.

Operating loss for the quarter improved by 55.5% year-over-year, but a $1.2 million decline in interest income and $0.3 million of foreign exchange transaction loss led to the increase in net loss versus the same period in the prior year. Net loss for the third quarter was $1.0 million versus $0.4 million in the third quarter of 2007. For the first nine months of 2008, net loss improved 46.0% to

$2.5 million from a net loss of $4.7 million in the comparable period in 2007. Costs and Expenses in the third quarter decreased 0.5% to $8.8 million compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales, were up 13.2%, driven by higher Depreciation and Amortization expense, professional fees, and employee costs mainly due to expenses related to the inclusion of ORBCOMM Japan.

At September 30, 2008, there were approximately 442,000 billable subscriber communicators, representing net additions of more than 21,000 in the third quarter, or an increase of 5.0%, over the Company's base of billable subscriber communicators at June 30, 2008. In the third quarter of 2008, 69% of the net additions were attributable to installations by original equipment manufacturers
(OEMs).

"ORBCOMM has made significant strides in growing service revenue and profitability in the third quarter and is executing on several fronts," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "ORBCOMM has demonstrated that the AIS service has been successful in providing high usage data and we look to expand our offering to all six AIS enabled satellites through the agreement with the U.S. Coast Guard."

"Service revenues grew 39.2% over the same period a year ago, while ORBCOMM achieved positive Adjusted EBITDA for the fourth consecutive quarter, which demonstrates the effectiveness of our business model, specifically, our operating leverage," said Robert Costantini, ORBCOMM's Chief Financial Officer.

Business Highlights
-------------------

Selected recent business highlights include:

       o The U.S. Coast Guard selected the high usage option for AIS data from the AIS concept demonstration satellite under its agreement with ORBCOMM. In total, the amendments to the agreement with the U.S. Coast Guard will add almost $500,000 in services to be delivered over the next 12-months.

       o ORBCOMM has executed eight agreements to provide testing and evaluation of AIS data provided by the company's space-based network, which should form the basis of an effective world-wide distribution network for AIS services. Included in the diverse group of parties with whom ORBCOMM has signed agreements are U.S. government agencies, corporations engaged in providing services to foreign governments, and those engaged in commercial transportation and logistics.

       o Regulatory authorizations for ORBCOMM services have been received in the Republic of Cyprus, Nigeria, Singapore, and Mongolia. Regulatory authorizations are pursued in regions where they are most helpful to our IVARs and OEMs. In most cases, these IVARs and OEMs have established sales and distribution channels in these focus markets. The new territories also provide ORBCOMM the opportunity to grow its reseller base.

Financial Results and Highlights
--------------------------------

Revenue

Total Revenues for the third quarter of 2008 were $8.0 million, an increase of $1.1 million, or 15.3%, from the prior-year period. Service Revenues for the third quarter were $6.3 million, an increase of $1.8 million, or 39.2%, over the prior-year's third quarter, due primarily to an increase in higher revenue billable subscriber communicators, the inclusion of ORBCOMM Japan, and a slight contribution from the commencement of AIS revenue. Product Sales for the third quarter were $1.6 million, a 30.8% decrease from the comparable period in 2007, due to a decline in purchases by a large VAR, offset partially by product sales made by ORBCOMM Japan.

Billable Subscriber Communicators

Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It includes terrestrial as well as satellite units.

As of September 30, 2008, there were approximately 442,000 billable subscriber communicators, compared to approximately 420,000 billable subscriber communicators as of June 30, 2008, an increase of 5.0%. Billable subscriber communicator net additions of more than 21,000 units for the third quarter of 2008 represented a decrease of 46.1% over the net additions of billable subscriber communicators in the third quarter of 2007. Net additions of billable subscriber communicators during the third quarter slowed due to technical issues at two heavy equipment OEMs based on information received from these OEMs.

Costs and Expenses

Costs and Expenses decreased 0.5% to $8.8 million in the third quarter of 2008 compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales, were up 13.2%, driven by higher Depreciation and Amortization expense, professional fees, and employee costs mainly due to expenses related to the inclusion of ORBCOMM Japan.

Net Loss

Net loss widened to $1.0 million for the third quarter of 2008 compared to a net loss of $0.4 million in the prior year period. While operating loss improved by $1.1 million, this was offset by lower interest income and foreign exchange driven losses that widened the net loss in the quarter. For the first nine months of 2008, net loss improved 46.0% to $2.5 million from a net loss of $4.7 million in the comparable period in 2007.

ORBCOMM's net loss per common share was $0.02 for the three months ended September 30, 2008 compared to net loss per common share of $0.01 for the prior year quarter. ORBCOMM's net loss per common share was $0.06 for the nine months ended September 30, 2008 compared to net loss per common share of $0.12 for the prior year nine months ended September 30, 2007.

EBITDA and Adjusted EBITDA
--------------------------

EBITDA for the third quarter of 2008 was negative $0.4 million, compared to an EBITDA of negative $1.4 million in the third quarter of 2007.

Adjusted EBITDA for the third quarter of 2008 was positive $0.6 million, compared to an Adjusted EBITDA of negative $0.5 million in the third quarter of 2007. EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation table.

Balance Sheet

Cash and Cash Equivalents as of September 30, 2008 decreased $27.1 million to $88.5 million from $115.6 million at December 31, 2007. The decline is attributed to $26.7 million in capital expenditures mainly related to the quick launch satellites and payments on the next generation satellite contract. In addition, the Company has $5.0 million of restricted cash in escrow for collateralizing a performance bond required by the FCC. For the first nine months of 2008, net cash generated by operating activities was $4.6 million as described in the accompanying Statement of Cash Flows.

2008 Guidance
-------------

ORBCOMM maintains its Service Revenue outlook of between $22 million and $25 million for the full year 2008.

ORBCOMM continues to expect positive full-year Adjusted EBITDA for 2008.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-254-5933 at least ten minutes prior to the start of the call. International callers should dial 973-409-9255. The conference call identification number is 69591159. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-642-1687 domestically or 706-645-9291 internationally and enter reservation identification number 69591159. The replay will be available from approximately 12:00 PM ET on Monday, November 10, 2008, through 11:59 PM ET on Monday, November 17, 2008.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., General Electric, Hitatchi Construction Machinery, Komatsu Ltd., and Volvo Group among other industry leaders. By means of a global network of low-earth orbit
(LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in business from the Asset Intelligence division of General Electric Company ("GE"), other value-added resellers, or VARs, and international value-added resellers, or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation; litigation proceedings; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; the impact of a global recession and continued worldwide credit and capital constraints; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Inquiries:                                Media Inquiries:
Lucas Binder                                       Jennifer Lattif
VP, Business Development and Investor Relations    Senior Account Executive
ORBCOMM Inc.                                       The Abernathy MacGregor Group
703-433-6505                                       212-371-5999
binder.lucas@orbcomm.com                           jcl@abmac.com

                                                       ORBCOMM Inc.
                                          Condensed Consolidated Balance Sheets
                                            (in thousands, except share data)
                                                       (Unaudited)

                                                                            September 30,                December 31,
                                                                                2008                        2007
                                                                       ------------------------    ------------------------
                                                          ASSETS

Current assets:
   Cash and cash equivalents                                            $         88,471            $        115,587
   Accounts receivable, net of allowances for doubtful accounts
     of $228 and $388                                                              3,898                       5,284
   Inventories                                                                     1,775                       2,722
   Advances to contract manufacturer                                                 158                         158
   Prepaid expenses and other current assets                                       1,336                       1,078
                                                                       ------------------------    ------------------------
        Total current assets                                                      95,638                     124,829
Long-term receivable                                                                   -                         542
Satellite network and other equipment, net                                        86,345                      49,704
Intangible assets, net                                                             4,457                       5,572
Restricted cash                                                                    5,680                         -
Inventories                                                                        1,900                         -
Other assets                                                                       1,455                         992
Deferred tax assets                                                                  184                         184
                                                                       ------------------------    ------------------------

        Total assets                                                    $        195,659            $        181,823
                                                                       ========================    ========================

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                     $          3,522            $          4,373
   Accrued liabilities                                                            16,843                      12,305
   Current portion of deferred revenue                                             3,320                       1,435
                                                                       ------------------------    ------------------------
        Total current liabilities                                                 23,685                      18,113
Note payable - related party                                                       1,251                       1,170
Deferred revenue, net of current portion                                           7,790                       1,507
Other liability                                                                      184                         184
                                                                       ------------------------    ------------------------
        Total liabilities                                                         32,910                      20,974
                                                                       ------------------------    ------------------------

Minority interest                                                                  1,205                         -

Commitments and contingencies

Stockholders' equity:
   Common stock, par value $0.001; 250,000,000 shares authorized;
       42,091,318 and 41,658,066 shares issued and outstanding                        42                          42
   Additional paid-in capital                                                    227,979                     224,899
   Accumulated other comprehensive loss                                             (527)                       (656)
   Accumulated deficit                                                           (65,950)                    (63,436)
                                                                       ------------------------    ------------------------
        Total stockholders' equity                                               161,544                     160,849
                                                                       ------------------------    ------------------------

        Total liabilities and stockholders' equity                      $        195,659            $        181,823
                                                                       ========================    ========================

                                                      ORBCOMM Inc.
                                     Condensed Consolidated Statements of Operations
                                     (in thousands, except share and per share data)
                                                      (Unaudited)

                                                                    Three months ended                  Nine months ended
                                                                      September 30,                       September 30,
                                                             --------------------------------    --------------------------------
                                                                   2008              2007              2008              2007
                                                             --------------    --------------    --------------    --------------
Revenues:
     Service revenues                                        $      6,336      $      4,551      $     16,948      $     12,718
     Product sales                                                  1,633             2,361             4,624             6,782
                                                             --------------    --------------    --------------    --------------
        Total revenues                                              7,969             6,912            21,572            19,500
                                                             --------------    --------------    --------------    --------------
Costs and expenses (1):
     Costs of services                                              2,624             1,989             6,786             6,308
     Costs of product sales                                         1,557             2,446             4,551             7,084
     Selling, general and administrative                            4,586             4,238            14,205            14,034
     Product development                                              207               217               669               834
     Gain on customer claims settlement                              (125)              -              (1,368)              -
                                                             --------------    --------------    --------------    --------------
        Total costs and expenses                                    8,849             8,890            24,843            28,260
                                                             --------------    --------------    --------------    --------------

Loss from operations                                                 (880)           (1,978)           (3,271)           (8,760)

Other income (expense):
     Interest income                                                  375             1,600             1,497             4,218
     Other income (expense)                                          (259)                8              (236)               41
     Interest expense                                                 (48)              (52)             (146)             (157)
                                                             --------------    --------------    --------------    --------------
        Total other income                                             68             1,556             1,115             4,102
                                                             --------------    --------------    --------------    --------------

Loss before pre-control earnings of consolidated
  subsidiary and minority interest                                   (812)             (422)           (2,156)           (4,658)

Pre-control earnings of consolidated subsidiary                         -               -                (128)              -
Minority interest                                                    (189)              -                (230)              -
                                                             --------------    --------------    --------------    --------------

Net loss                                                     $     (1,001)     $       (422)     $     (2,514)     $     (4,658)
                                                             ==============    ==============    ==============    ==============
Net loss per common share:
     Basic and diluted                                       $      (0.02)     $      (0.01)     $      (0.06)     $      (0.12)
                                                             ==============    ==============    ==============    ==============
Weighted average common shares outstanding:
     Basic and diluted                                             42,070            41,444            41,945            39,066
                                                             ==============    ==============    ==============    ==============

(1) Stock-based compensation included in costs and expenses:

          Costs of services                                  $         22      $         65      $         71      $        375
          Costs of product sales                                        7                29                48               116
          Selling, general and administrative                         852               791             2,557             3,333
          Product development                                          12               (10)               42                62
                                                             --------------    --------------    --------------    --------------
                                                             $        893      $        875      $      2,718      $      3,886
                                                             ==============    ==============    ==============    ==============

                                                       ORBCOMM Inc.
                                      Condensed Consolidated Statements of Cash Flows
                                                      (in thousands)
                                                        (Unaudited)

                                                                                           Nine months ended
                                                                                             September 30,
                                                                             -----------------------------------------------
                                                                                     2008                      2007
                                                                             ----------------------    ---------------------
Cash flows from operating activities:
     Net loss                                                                 $           (2,514)       $          (4,658)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
       Change in allowance for doubtful accounts                                            (160)                     133
       Depreciation and amortization                                                       2,203                    1,757
       Accretion on note payable - related party                                              98                       98
       Stock-based compensation                                                            2,718                    3,886
       Foreign exchange losses                                                               243                      -
       Pre-control earnings of consolidated subsidiary and minority interest                 358                      -
       Non cash portion of gain on customer claims settlement                               (882)                     -
       Expiration of gateway purchase option                                                (325)                     -
     Changes in operating assets and liabilities:
       Accounts receivable                                                                 2,451                      289
       Inventories                                                                          (632)                      35
       Advances to contract manufacturers                                                    366                       19
       Prepaid expenses and other current assets                                            (219)                     365
       Accounts payable and accrued liabilities                                              (78)                     515
       Deferred revenue                                                                      924                      318
                                                                             ----------------------    ---------------------
       Net cash provided by operating activities                                           4,551                    2,757
                                                                             ----------------------    ---------------------
Cash flows from investing activities:
     Capital expenditures                                                                (26,747)                 (15,417)
     Purchases of marketable securities                                                      -                    (57,325)
     Sales of marketable securities                                                          -                     87,025
     Change in restricted cash                                                            (5,680)                     -
     Cash acquired from step acquisition of subsidiary                                       366                      -
                                                                             ----------------------    ---------------------
       Net cash provided by (used in) investing activities                               (32,061)                 (14,283)
                                                                             ----------------------    ---------------------
Cash flows from financing activities:
     Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
       offering costs of $2,523                                                              -                     31,804
     Proceeds from exercise of warrants and options                                          322                      397
     Payment of offering costs in connection with initial public offering                    -                       (609)
     Payment of offering costs in connection with secondary public offering                  (40)                     -
                                                                             ----------------------    ---------------------
       Net cash provided by financing activities                                             282                   31,592
                                                                             ----------------------    ---------------------
Effect of exchange rate changes on cash and cash equivalents                                 112                      (76)
                                                                             ----------------------    ---------------------
Net increase (decrease) in cash and cash equivalents                                     (27,116)                  48,556

Cash and cash equivalents:
     Beginning of period                                                                 115,587                   62,139
                                                                             ----------------------    ---------------------
     End of period                                                            $           88,471          $       110,695
                                                                             ======================    =====================


The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:

                                                          Three months ended                  Nine months ended
                                                            September 30,                       September 30,
                  (in thousands)                         2008              2007              2008              2007
                  --------------                         ----              ----              ----              ----
   Net Loss                                           $(1,001)            $(422)           $(2,514)         $(4,658)
   Net interest (income) expense                         (327)           (1,548)            (1,351)          (4,061)
   Provision for income taxes                                -                 -                  -                -
   Depreciation and amortization                           892               619              2,203            1,757
                                                      --------           -------           --------         --------
   EBITDA                                                (436)           (1,351)            (1,662)          (6,962)
                                                      --------           -------           --------         --------
   Stock-based compensation                                893               875              2,718            3,886

   Pre-control earnings of consolidated
   subsidiary and minority interest                        189                 -                358                -
                                                      --------           -------           --------         --------
   Adjusted EBITDA                                        $646            $(476)             $1,414         $(3,076)
                                                      --------           -------           --------         --------

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, pre-control earnings from consolidated subsidiary, and minority interest (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the Company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.